ENDORSEMENT TO YOUR CREF GROUP SUPPLEMENTAL
RETIREMENT UNIT-ANNUITY CERTIFICATE
--------------------------------------------------------------------------------


                        COLLEGE RETIREMENT EQUITIES FUND
                                     (CREF)
                 730 Third Avenue, New York, New York 10017-3206

   Endorsement to CREF Group Supplemental Retirement Unit-Annuity Certificate

This endorsement is part of your agreement with CREF, which also includes any prior endorsements. The purpose of an endorsement is to make changes to the provisions of your certificate. Please read this endorsement in conjunction with your certificate.

The following is added to the Accounts provision:

         CREF maintains, in addition to its other investment Accounts, the Global Equities Account. This Account maintains separate Accumulation Unit and Annuity Unit values. Your right to allocate premiums or transfer funds to this Account may be limited under the terms of your Employer's Tax Deferred Annuity Plan.

                  The  CREF  Global   Equities   Account   maintains  a  broadly
                  diversified   investment  portfolio  consisting  primarily  of
                  foreign and domestic common stocks.

         Deletion of a CREF Account or a Unit-Annuity. CREF may delete the CREF Bond Market Account, the CREF Social Choice Account, the CREF Global Equities Account, and any future Account. Also, CREF may stop providing Unit-Annuities in the CREF Social Choice Account, the CREF Global Equities Account or in any future Account.

                  Accumulation. If you have Accumulation Units in a CREF Account that is deleted, you must transfer them to another CREF Account. If you do not make a choice, CREF will transfer your Accumulation in such Account to the CREF Money Market Account.

                  Unit-Annuity. If a CREF Account is deleted or if a CREF Account stops providing Unit-Annuities, any Annuity Units in such Account must be converted to a Unit-Annuity in any other CREF Account that maintains Annuity Units. If no choice is made, any Unit-Annuity in the Account will be converted to a Unit-Annuity in the CREF Money Market Account. All elections and choices made in connection with an Income Option or a Method of Payment of the Death Benefit and in effect as of the date of conversion will remain in effect. The number of Annuity Units in the Account to which the Unit-Annuity is converted will be determined in accordance with the Rules of the Fund.



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ENDORSEMENT TO YOUR CREF GROUP SUPPLEMENTAL
RETIREMENT UNIT-ANNUITY CERTIFICATE
--------------------------------------------------------------------------------

The following is added to the Annuity Units provision:

         The CREF Stock, CREF Money Market, CREF Social Choice, and CREF Global Equities Accounts each maintain separate Annuity Units. All CREF Annuity Income Options and Methods of Payment of the Death Benefit are available from these Accounts. Your right to choose an Income Option from the CREF Social Choice or CREF Global Equities Accounts or any future Account may be limited under the terms of your Employer's Tax Deferred Annuity Plan.

A new option is added to the Income Options provision:

         Minimum Distribution Annuity. This Income Option is designed to enable you to meet the minimum distribution requirements under federal tax law. A payment will be made to you each year until your Accumulation is entirely paid out, or until your prior death. If required to meet the minimum distribution requirements, an initial payment will be made on the Annuity Starting Date, generally on or before the April 1 following the calendar year in which you reach age 70 1/2. This option may not provide a lifetime income in all situations.
                  If you die before the Accumulation has been entirely paid out, a death benefit equal to the remaining Accumulation will be paid to the Beneficiary you name when electing this option.
                  This option is only available when you must begin receiving income in order to avoid penalties under federal tax law.

A new method is added to the Methods of Payment of the Death Benefit provision:

         Minimum Distribution Annuity. This Method of Payment is designed to enable your Beneficiary to meet the minimum distribution requirements under federal tax law. A payment will be made for each year that a distribution is required until your Accumulation is entirely paid out, or until the prior death of your Beneficiary. This method may not provide a lifetime income in all situations.
                  If your Beneficiary dies before your Accumulation has been entirely paid out, the remaining accumulation will be paid in one sum to the payee named to receive it.

The portion of the Transfers provision relating to frequency of transfers is modified to read as follows:

         CREF may limit Transfers from each Account to not more than one in each calendar quarter.

                                                           /s/John H. Biggs
                                                              -------------
                                                              Chairman and
                                                         Chief Executive Officer